UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the

Securities exchange act of 1934

Date of Report (Date of earliest event reported): May 14, 2008

McGRATH RENTCORP

(Exact name of registrant as specified in its Charter)

California

(State or other jurisdiction of incorporation)

0-13292	94-2579843
(Commission File Number)	(I.R.S. Employee Identification No.)

5700 Las Positas Road, Livermore, CA 94551-7800

(Address of principal executive offices)

(925) 606-9200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 14, 2008, McGrath RentCorp (the “Company”) entered into a credit agreement with Bank of America, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and lender, Union Bank of California, N.A. as Syndication Agent and lender, Wells Fargo Bank, N.A., as Co-Documentation Agent and lender, U.S. Bank, N.A., as Co-Documentation Agent and lender, and other lenders (the “New Credit Facility”). The New Credit Facility provides for a $350.0 million unsecured revolving credit facility, which includes a $25.0 million sublimit for the issuance of standby letters of credit and a $10.0 million sublimit for swingline loans. The proceeds of the New Credit Facility will be available to be used for working capital, capital expenditures, capital stock repurchases, permitted acquisitions, which include non-hostile acquisitions for a purchase price of up to 1.25 times the Company’s pre-acquisition Consolidated EBITDA (as defined in the New Credit Facility) for the prior fiscal year, and other lawful corporate purposes. The New Credit Facility permits the Company’s existing indebtedness to remain, which includes the Company’s $5.0 million Treasury Sweep Note due June 30, 2008, the aggregate principal of which may be refinanced, refunded, renewed, extended and increased to $10.0 million, and the Company’s $48.0 million aggregate outstanding principal of notes issued June 2, 2004 pursuant to the $60.0 million 5.08% Senior Note Purchase and Private Shelf Agreement with Prudential Investment Management due June 2, 2011. In addition, the Company may incur additional senior note indebtedness in an aggregate amount not to exceed $250.0 million. The Company’s prior $190.0 million amended and restated credit facility dated May 7, 2004 with Union Bank of California, N.A., as agent, as amended, has been paid in full.

The New Credit Facility contains customary covenants limiting the Company’s ability to, among other things, incur liens, make investments, incur indebtedness, merge or consolidate with others or dispose of assets, pay dividends or distributions, redeem or repurchase Company stock, change the nature of its business, and enter into transactions with affiliates. In addition, the New Credit Facility contains financial covenants requiring the Company to not: (1) permit the Consolidated Fixed Charge Coverage Ratio (as defined in the New Credit Facility) as of the end of any fiscal quarter to be less than 2.00 to 1.00; (2) permit the Consolidated Asset Coverage Ratio (as defined in the New Credit Facility) as of the end of any fiscal quarter to be less than 1.50 to 1.00; and (3) permit the Consolidated Leverage Ratio (as defined in the New Credit Facility) at any time during any period of four consecutive fiscal quarters to be greater than 2.50 to 1.00 (provided that, for the three fiscal quarters immediately following the occurrence of a Material Transaction (as defined in the New Credit Facility), the Consolidated Leverage Ratio (calculated on a pro forma basis giving effect to such Material Transaction) shall not exceed 3.00 to 1.00).

The lenders may, subject to various customary cure rights of the Company, require the immediate payment of all amounts outstanding under the New Credit Facility if (1) the Company fails to pay the amounts under the New Credit facility when due, (2) the Company or any of the Guarantors (as defined below) fails to comply with its various covenants and agreements related to the New Credit Facility, (3) the Company or any of the Guarantors makes incorrect or misleading representations and warranties in the documents relating to the New Credit Facility, (4) the Company or any of its Material Subsidiaries (as defined in the New Credit Facility) defaults with respect to debt obligations in excess of $10,000,000, or such debt obligations may be declared payable earlier than their stated maturity, (5) the Company or any of its subsidiaries is subject to an insolvency proceeding, makes an assignment of the benefit of creditors, appoints a receiver or takes similar action, (6) the Company or any of its subsidiaries becomes subject to (a) final judgments or orders for payment of money that exceed $10,000,000 in the aggregate or (b) non-monetary final judgments that have, or could reasonably be expected to have, a material adverse effect on the Company; (7) the Company incurs liability with respect to certain benefit plans which result or could reasonably be expected to result in payments in excess of $10,000,000, (8) the loan documentation related to the New Credit Facility ceases to be in full force and effect, or (9) any Change of Control (as defined in the New Credit Facility) of the Company occurs.

In connection with the New Credit Facility, the Company’s U.S. subsidiaries, Mobile Modular Management Corporation and Enviroplex, Inc. (the “Guarantors”), entered into a Guaranty in favor of Bank of America, N.A., as Administrative Agent, dated May 14, 2008, whereby such subsidiaries guarantee the full payment of all the obligations of the Company to Bank of America, N.A., Union Bank of California, N.A., Wells Fargo Bank, N.A., U.S. Bank, N.A. and any other lenders under the New Credit Facility (the “Guaranty”). Each of the Company’s domestic subsidiaries shall, upon its becoming a Material Subsidiary, be required to become a party to the Guaranty.

The foregoing descriptions of the New Credit Facility and the Guaranty do not purport to be complete and are qualified in their entirety by reference to the full text of the New Credit Facility and the Guaranty, which are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

A copy of the Company’s press release announcing the New Credit Facility is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in “Item 1.01 Entry into a Material Definitive Agreement,” which is incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Credit Agreement dated as of May 14, 2008 among the Company, Bank of America, N.A. as Administrative Agent, Swing line Lender and L/C Issuer, and The Other Lenders Party thereto.

10.2	Guaranty dated as of May 14, 2008 among each Subsidiary of the Company in favor of Bank of America, N.A., in its capacity as the administrative agent for the Lenders.

99.1	Press Release of McGrath RentCorp, dated May 14, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McGRATH RENTCORP

Dated: May 14, 2008	By:	/s/ Keith E. Pratt
Keith E. Pratt
Senior Vice President and Chief Financial Officer

4